Exhibit 10.81
SECOND AMENDMENT TO INDUSTRIAL LEASE AGREEMENT
     THIS SECOND AMENDMENT TO INDUSTRIAL LEASE AGREEMENT (this “Second Amendment”) is dated as of December 28, 2007 by and between INDUSTRIAL PROPERTY FUND VI, LLC, a Delaware limited liability company (“Landlord”), as successor-in-interest to Industrial Developments International, Inc., a Delaware corporation (“IDI”), and PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation (“Tenant”).
RECITALS
     IDI and Tenant previously entered into that certain Industrial Lease Agreement dated August 19, 2004, as amended by that certain First Amendment to Industrial Lease Agreement, dated December 22, 2004 (as amended, the “Lease”) for the lease of approximately 434,900 square feet of space, more commonly known as 8474 Market Place, Southaven Mississippi 38671 (the “Demised Premises”), located within Airways Distribution Center, DeSoto County, Mississippi. Landlord has succeeded to the interest of IDI under the Lease.
     Landlord and Tenant now desire to amend the Lease to, among other things, extend the Term.
     NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
     1. All capitalized terms used herein but undefined shall have the meaning as defined in the Lease.
     2. The Expiration Date, as defined in Section 1(h) of the Lease, is hereby extended to December 31, 2010. As used herein, “Term” is hereby defined as the period commencing on the Lease Commencement Date and terminating on the Expiration Date, as extended hereby.
     3. Beginning on January 1, 2008, the Annual Base Rent, as defined in Section 1(d) of the Lease, for the remainder of the Term as extended hereby shall be $1,278,606.00 per year payable in Monthly Base Rent Installments of $106,550.50 per month.
     4. Special Stipulation 3 of Exhibit C of the Lease is hereby deleted in its entirety. The first sentence of Special Stipulation 4 of Exhibit C of the Lease is hereby amended and modified to replace the number “two (2)” with “one (1)” so that from and after the date hereof, Tenant shall only have one (1) option to extend the Term pursuant to Special Stipulation 4.

     5. Allowance for Tenant’s Changes.
          (a) Assuming Tenant either delivers to Landlord a Termination Waiver in accordance with the terms of Section 7 below or does not timely exercise the Termination Option (as defined below) such that it expires by its terms, Landlord shall reimburse Tenant for Tenant’s costs up to an amount equal to One Hundred Eight Thousand Seven Hundred Twenty Five and No/100 Dollars ($108,725.00) (the “Tenant Allowance”) which are incurred by Tenant in constructing any Tenant’s Changes which are completed on or before June 30, 2008 (the “Construction Completion Date”) in accordance with the terms of Section 18 of the Lease so long as, on or before the Construction Completion Date Tenant has met the following requirements (“Reimbursement Requirements”):
          (i) substantially completed the applicable Tenant’s Changes and received a certificate of occupancy (if required) from the applicable governing authority and delivered a copy of the same to Landlord;
          (ii) delivered to Landlord lien waivers and affidavits from Tenant’s contractor, all subcontractors, and all laborers or materials suppliers having performed any work at the Demised Premises relating to the applicable Tenant’s Changes, together with any other evidence reasonably required by Landlord to satisfy Landlord’s title insurer that there are no parties entitled to file a lien against the real property underlying the Project in connection with such work; and
          (iii) delivered to Landlord all invoices, receipts and other evidence reasonably required by Landlord to evidence the cost of the applicable Tenant’s Changes.
          (b) Any qualifying reimbursement amounts described above shall be paid by Landlord to Tenant within thirty (30) days after the later of (i) the Termination Option Expiration Date (as defined below) (including, without limitation, if the Termination Option Expiration Date is accelerated due to delivery by Tenant of a Termination Waiver in accordance with the terms of Section 7 below) or (ii) thirty (30) days after satisfaction of the Reimbursement Requirements.
     6. Tenant utilizes the Demised Premises to provide logistical services (“Logistical Services”) for its client, Philip Morris USA Inc. (“PM USA”). Landlord hereby agrees to simultaneously deliver to PM USA, at the address below and otherwise in accordance with the terms of the Lease (a “PM USA Notice”), a copy of any notice to Tenant regarding any failure by Tenant to fulfill its obligations under the Lease which, with the giving of notice or the passage of time, or both, would constitute an Event of Default (a “Potential Event of Default”).

PM USA Notice address:
Philip Morris USA, Inc.
6601 West Broad Street
Richmond, Virginia 23230
Attention: Manager of Marketing Services
If a Potential Event of Default occurs, so long as PM USA has the assets, capitalization, tangible net worth (as defined in the Lease) and creditworthiness (collectively, the “Creditworthiness”) at least equal to the Creditworthiness of the Guarantor as of the Lease Date as determined by GAAP, PM USA shall have the right to cure any Potential Event of Default in the same manner and within the same time frames in which Tenant would be so entitled under the terms of the Lease, provided that, simultaneously with its causing such cure, PM USA delivers to Landlord a copy of the Lease Assignment Agreement attached hereto as Exhibit A (the “Assignment Document”) duly executed by all parties other than Landlord for whom signature blocks have been added, at which time, so long as all the terms and conditions required in Section 29 of the Lease for a Pre-Approved Assignment are met (other than the requirement of giving forty-five days prior written notice to Landlord), and no Event of Default then exists and is continuing, Tenant shall be deemed to have assigned its interest in the Lease to PM USA and PM USA shall be deemed to have assumed the obligations of Tenant under the Lease (excluding any obligations and liabilities of Tenant which have accrued prior to the PM USA Assignment) (the “PM USA Assignment”). Upon the Effective Date of a PM USA Assignment (as defined in the Assignment Document), Tenant’s right, title and interest in the Security Deposit shall be deemed assigned to PM USA. If the Security Deposit is then in the form of a Letter of Credit, PM USA shall, simultaneously with its delivery of the Assignment Document, cause a new Letter of Credit to be issued to Landlord in the same form as Tenant’s (after which, if, and to the extent not previously drawn upon pursuant to the terms of the Lease, Landlord shall return to Tenant its Letter of Credit). The PM USA Assignment shall be deemed effective on the Effective Date, provided that the Potential Event of Default has been cured, no Event of Default then exists and is continuing, and the Security Deposit has been fully replenished at the time of delivery of the Assignment Document; otherwise, the PM USA Assignment shall not be deemed effective. Tenant hereby irrevocably agrees to the terms of PM USA Assignment, and shall be deemed to have approved and consented to the PM USA Assignment as if it had executed the Assignment Document. From and after the Effective Date of a PM USA Assignment, PM USA shall become liable directly to Landlord for all obligations of Tenant under the Lease arising after the Effective Date, without, however, relieving Tenant or Guarantor of any liability thereunder. In the event Landlord declares Tenant in default under section 22(a)(vii) of the Lease, notwithstanding the lack of a cure period with respect to such default in the Lease, PM USA shall be entitled to a period of 10 days from receipt of a PM USA Notice with respect to such default to deliver a duly executed Assignment Document in order to effect a PM USA Assignment of the Lease. Upon the Effective Date of a PM USA Assignment, the default shall be deemed cured with respect to the Lease as assigned to PM USA; provided, however, that the 10-day period in favor of PM USA is not intended as and shall not be construed as a cure period in favor of Tenant with respect to such default should a PM USA Assignment not occur within such period.

     In addition to the foregoing, PM USA shall have the right to effect a PM USA Assignment at any time no Potential Event of Default or Event of Default exists and is continuing and so long as all the terms and conditions required in the Lease for a Pre-Approved Assignment are met (other than the requirement of giving forty-five days prior written notice to Landlord), by executing and delivering to Landlord, with a copy to Tenant, the Assignment Document, whereupon all of the provisions of the preceding paragraph shall apply. Tenant hereby waives any claims it may have against Landlord in connection with a PM USA Assignment, including without limitation any recognition by Landlord of PM USA as the Tenant under the Lease following delivery of the Assignment Document (even in the event Tenant notifies Landlord that it disputes the right of PM USA to cause the PM USA Assignment).
     Notwithstanding the foregoing, Tenant agrees that it will not amend or modify the Lease without the prior written consent of PM USA and Landlord agrees that it will not amend or modify the Lease unless Tenant provides Landlord with a copy of PM USA’s written consent thereto. Other than as specifically set forth herein PM USA shall not be deemed to have any interest whatsoever in the Lease, whether as a third party beneficiary or otherwise. In no event shall Landlord suffer any liability whatsoever for any failure to provide a PM USA Notice; provided however, the time periods related to the notice and cure provisions of the Lease shall not be deemed to commence unless and until a PM USA Notice has been given with respect to any particular Potential Event of Default.
     7. Early Termination and Termination Payment. Provided that no Event of Default has occurred and is then continuing and no facts or circumstances exist, either at the time of Tenant’s notice to Landlord or on the date such termination would otherwise be effective, which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, Tenant shall have the right to terminate this Lease effective on December 31, 2008 (the “Termination Option”). In order to exercise the Termination Option, Tenant must notify Landlord of such exercise on or before February 28, 2008 (such date, or any earlier date on which Tenant delivers to Landlord a Termination Waiver (as defined below), is referred to as the “Termination Option Expiration Date”), and together with such notice, provide written consent by PM USA of such exercise by Tenant of the Termination Option, and further, together with such notice Tenant shall deliver to Landlord an amount equal to One Hundred Thirteen Thousand Seventy Four and No/100 Dollars ($113,074.00) as an agreed-upon payment as liquidated damages. Tenant may at any time waive the Termination Option by written notice to Landlord (a “Termination Waiver”), and any such Termination Waiver shall be irrevocable, and, upon delivery of the Termination Waiver, the Termination Option shall expire and terminate and have no further effect. Nothing contained herein shall be deemed to relieve Tenant of its obligation to pay Rent through the effective date of such termination (in addition to the termination payment). In the event Tenant fails to exercise the Termination Option by February 28, 2008 (or Tenant fails to deliver the above-described written consent by PM USA or the termination payment by such date), Tenant shall be deemed to have waived the Termination Option. This Termination Option is personal to Priority Fulfillment Services, Inc. (or to PM USA in the event the Lease is assigned to PM USA pursuant to a PM USA Assignment) and shall become null and void upon the occurrence of an assignment of the Lease (other than a PM USA Assignment) or a sublet of all or a part of the Demised Premises.
     8. Tenant is in possession of, and has accepted, the Demised Premises, and acknowledges that all the work to be performed by the Landlord in the Demised Premises as required by the terms of this Lease, if any, have been satisfactorily completed. Tenant further certifies that all conditions of the Lease required of Landlord as of this date have been fulfilled and there are no defenses or setoffs against the enforcement of the Lease by Landlord.
     9. Tenant represents to Landlord that, to the best of its knowledge, as of the date hereof, Landlord is not in default of the Lease.
     10. Except as amended hereby, the Lease shall be and remain in full force and effect and unchanged. As amended hereby, the Lease is hereby ratified and confirmed by Landlord and Tenant. To the extent the terms hereof are inconsistent with the terms of the Lease, the terms hereof shall control.
     11. The submission of this Second Amendment to Tenant for examination or consideration does not constitute an offer to amend the Lease, and this Second Amendment shall become effective only upon the execution and delivery thereof by Landlord and Tenant. Execution and delivery of this Second Amendment by Tenant to Landlord constitutes an offer to amend the Lease on the terms contained herein. The offer by Tenant will be irrevocable until 6:00 p.m. Eastern time for fifteen (15) days after the date of execution of this Second Amendment by Tenant and delivery to Landlord.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed and sealed as of the date first written above.

LANDLORD:

INDUSTRIAL PROPERTY FUND VI, LLC, a
Delaware limited liability company

By: Strategic Industrial Properties, I, LLC, a Delaware limited liability company, its sole member

By: IDI Holdings III, LLC, a Delaware
limited liability company, its managing member

By:
Name:
Title:

TENANT:

PRIORITY FULFILLMENT SERVICES, INC.,
a Delaware corporation

By:

Name:
Title:

Attest:

Name:
Title:

[CORPORATE SEAL]

Acknowledged and agreed:

PHILIP MORRIS USA, INC.

By:

Name:
Title:

Attest:

Name:
Title:

[CORPORATE SEAL]

GUARANTOR
The capitalized terms of this Consent shall have the meaning as defined in the Second Amendment to which this Consent is attached, unless otherwise defined. The undersigned, being the Guarantor of the Lease under that certain Guaranty dated August 19, 2004, from Guarantor to Landlord, hereby consents to the Second Amendment, and acknowledges and reaffirms that the Guaranty is in full force and effect as it relates to the Lease, as amended by the Second Amendment.

Date:	GUARANTOR:

PFSWEB, INC., a Delaware corporation

By:

Name:
Title:

Attest:

Name:
Title:

[CORPORATE SEAL]